Exhibit 12.1


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                                                 Mueller Holdings (N.A.) Inc.


                                 Computation of Ratio of Earnings to Fixed Charges/Deficiency
                               In the Overage of Fixed Charges by Earnings Before Fixed Charges


                                   Predecessor |                                 Mueller
                                   ------------|------------------------------------------------------------------------
                                     For the   |   For the
                                     period    |   period
                                      from     |    from
                                     October   |  August 16,
                                     1, 1998   |    1999         Fiscal Years ended September 30,       Six months ended
                                     through   |   through    -------------------------------------   --------------------
                                     August    |  September                                           March 29,  March 27,
                                    15, 1999   |  30, 1999     2000      2001       2002      2003      2003       2004
                                    --------   |  ----------  ------    ------     ------    ------   ---------  ---------
                                               |                               (unaudited)
                                               |                          (dollars in millions)
Earnings before fixed charges:                 |
Income (loss) before income                    |
   taxes........................     $ 108.0   |  $  (4.5)   $ (17.1)   $ (53.6)   $  24.0   $  58.3   $  18.9   $  25.9
                                     -------   |  -------    -------    -------    -------   -------   -------   -------
Fixed charges...................         3.2   |     11.3       85.2       71.8       64.7      52.8      27.6      21.7
   Earnings (loss) before fixed                |
   charges......................     $ 111.2   |  $   6.8    $  68.1    $  18.2    $  88.7   $ 111.1   $  46.5   $  47.6
                                     =======   |  =======    =======    =======    =======   =======   =======   =======
Fixed charges:                                 |
Interest expense(1).............     $    --   |  $  10.6    $  82.3    $  69.0    $  62.3   $  49.7   $  26.0   $  20.1
Estimate of interest within                    |
   rental expense...............         3.2   |      0.7        2.9        2.8        2.4       3.1       1.6       1.6
                                     -------   |  -------    -------    -------    -------   -------   -------   -------
   Total fixed charges..........     $   3.2   |  $  11.3    $  85.2    $  71.8    $  64.7   $  52.8   $  27.6   $  21.7
                                     =======   |  =======    =======    =======    =======   =======   =======   =======
Ratio of earnings to fixed                     |
   charges......................       34.75   |       --         --         --       1.37      2.10      1.68      2.19
                                     =======   |  =======    =======    =======    =======   =======   =======   =======
Deficiency in the coverage of                  |
   fixed charges by earnings                   |
   before fixed charges.........     $    --   |  $  (4.5)   $  17.1    $ (53.6)   $    --   $    --   $    --   $    --
                                     =======   |  =======    =======    =======    =======   =======   =======   =======
---------
(1) Includes amortization of deferred financing fees and contractual interest expense. Excludes early redemption penalties, write-offs of deferred financing fees and interest rate swap gains or losses, financing fees and interest rate swap gains or losses.
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              Computation of Pro Forma Ratio of Earnings to Fixed Charges After Adjustment for Issuance of Notes


                                                                         Fiscal year ended      Six months ended
                                                                         September 30, 2003      March 27, 2003
                                                                         ------------------     ----------------
                                                                                  (dollars in millions)

Earnings before fixed charges .....................................        $     111.1             $     47.6
                                                                           ===========             ==========

Fixed charges, as above............................................        $      52.8             $     21.7
Adjustments:
Estimated net increase in interest expense from refinancing........               58.1                   30.1
                                                                           -----------             ----------
Total pro forma fixed charges .....................................        $     110.9             $     51.8
                                                                           -----------             ----------
Pro forma ratio of earnings to fixed charges ......................               1.00(2)                  --
                                                                           -----------             ----------
Deficiency in the coverage of fixed charges by earnings before
   fixed charges ..................................................        $        --             $     (4.2)
                                                                           -----------             ----------
---------
(2)  Pro forma does not include the effects of the Star Pipe Fittings ("Star") acquisition that occurred in
     January 15, 2004. The pro forma results of the Star acquisition would have increased the pro forma ratio of earnings to fixed charges to 1.02 for the fiscal year ended September 30, 2003.
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